           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2000



                                                      REGISTRATION NO. 333-39958

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CRITICAL PATH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                       91-178830
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                                320 FIRST STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DOUGLAS T. HICKEY
                            CHIEF EXECUTIVE OFFICER
                              CRITICAL PATH, INC.
                                320 FIRST STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                              ALAN K. AUSTIN, ESQ.
                             MARK L. REINSTRA, ESQ.
                            BRIAN M. MCDANIEL, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
    SECURITIES TO BE            AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED                REGISTERED                 UNIT                   PRICE              REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
5.75% Convertible Notes
  due April 1, 2005......       $300,000,000             100%(1)(2)             $300,000,000                $(3)
Common Stock par value
  $0.01 per share........       2,956,380(4)                (5)                     (5)                     (5)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated in accordance with Rule 457(i) under the Securities Act solely for the purpose of computing the registration fee.

(2) Exclusive of accrued interest, if any.


(3) A registration fee of $79,200 was previously paid in connection with the registrations of the securities under this registration statement.



(4) This number represents the number of shares of Common Stock that are issuable under the Notes.



(5) No additional consideration will be received for the Common Stock and, therefore, no registration fee is required pursuant to Rule 457(i).


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                      logo

    $300,000,000 of 5 3/4% Convertible Subordinated Notes due April 1, 2005

                        2,956,380 Shares of Common Stock

                              CRITICAL PATH, INC.

                                  COMMON STOCK
                           -------------------------

     This Prospectus relates to the offering by certain Selling Holders of up to $300,000,000 of 5 3/4% Convertible Subordinated Notes due April 1, 2005 of Critical Path and up to 2,956,380 shares of Common Stock that are issuable upon conversion of the Notes at a conversion rate of 9.8546 shares per $1,000 principal amount of the Notes. These Selling Holders may sell the securities from time to time. We will pay certain of the expenses of this offering; however, the Selling Holders will bear the cost of all brokerage commissions and discounts. We will not receive any proceeds from the sale of securities by the Selling Holders.

     The 5 3/4% Convertible Subordinated Notes due April 1, 2005 were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Holders may convert the Notes into shares of Critical Path's Common Stock at any time before their maturity or the business day before their redemption or repurchase by Critical Path. The conversion rate is 9.8546 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $101.48 per share.

     Interest on the Notes is payable on April 1 and October 1 of each year with the first interest payment due on October 1, 2000. The Notes are subordinated in right of payment to all senior debt of Critical Path and effectively subordinated to all existing and future debt and all other liabilities of Critical Path's subsidiaries.

     On or after the third business day after April 1, 2003 through March 31, 2004, the Company has the option to redeem all or a portion of the Notes which have not been previously converted at the redemption price equal to 102.30% of the principal amount. During the period from April 1, 2004 through March 31, 2005, the Company has the option to redeem all or a portion of the Notes which have not been previously converted at the redemption price equal to 101.15% of the principal amount. The Notes will be non-callable for three years. In the event of a "Change in Control," as defined in the Notes' Offering Circular, the Holders have the option of requiring the Company to repurchase any Notes held at a price of 100% of the principal amount of the Notes plus accrued interest to the date of repurchase.

     The Selling Holders may offer and sell all the securities in the over-the-counter market or on one or more exchanges. The Selling Holders may sell the shares at the then prevailing market price for the shares or in negotiated transactions.


     The Notes are eligible for trading on the Portal Market of the National Association of Securities Dealers, Inc. Our Common Stock is listed on the Nasdaq National Market under the symbol "CPTH." On July 10, 2000, the closing price of our Common Stock on the Nasdaq National Market was $60.00 per share.

                           -------------------------

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                           -------------------------

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Holders and any broker-dealers or agents that participate with the Selling Holders in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."
                           -------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------


                  THE DATE OF THIS PROSPECTUS IS JULY 11, 2000

     You should rely only on the information contained in this Prospectus. Neither we nor any of the Selling Holders have authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Holders are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of securities. In this Prospectus, the "Company," "Critical Path," "we," "us," and "our" refer to Critical Path, Inc., a California corporation.

                               TABLE OF CONTENTS


Where You Can Find More Information.........................    1
The Company.................................................    2
Risk Factors................................................    4
Ratio of Earnings to Fixed Charges..........................   17
Use of Proceeds.............................................   18
Selling Holders.............................................   18
Description of Notes........................................   25
Plan of Distribution........................................   45
Legal Matters...............................................   46
Experts.....................................................   46

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;
       and

     - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999; and

     - The description of our Common Stock set forth in our Registration Statement on Form 8-A filed on February 1, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us as follows:

     Critical Path, Inc.
     320 First Street
     San Francisco, California 94105
     Attention: Investor Relations
     (415) 808-8800

                                  THE COMPANY

     We are a leading provider of complete end-to-end Internet messaging and collaboration solutions for Internet service providers or ISPs, telecommunications providers, web hosting companies, web portals and corporations. We provide services and products, both on a hosted and licensed basis, that enable our customers to provide feature-rich email, messaging, collaboration and directory services to their customers and employees. Our allsourcing strategy provides flexibility to our customers by giving them the option of using our Critical Path hosted services, licensing our software to run on their own hardware, or selecting a combination of both. Our solutions enable customers to improve messaging performance, reduce the cost of providing messaging services and focus on other aspects of their businesses.

     We have over 2,000 customers and reach over 100 million end-users and 20 million wireless devices through our customer relationships. Our customers include leading Internet companies such as AltaVista, eBay, E*TRADE, ICQ (a subsidiary of America Online) and Netscape as well traditional enterprises such as General Electric, Proctor & Gamble and Promus Hotel Corporation. International customers include Aether Systems, Avantel, British Telecommunications, Cable and Wireless, Eircell, Global Telesystems Group, Korea Telecom, Sina and Starmedia. In addition, we have a number of relationships to expand our distribution channels with companies such as British Telecommunications, Compuserve, France Telecom, MCI Worldcom, Mitsui, Network Solutions, NTT, Qwest Communications, Sprint, US West and VeriSign.

     There are a number of trends that are driving demand for messaging and collaboration solutions. Email has broadened from a simple messaging tool to a widely accepted form of communication. At the same time, the complexity of individual messages and the scale of the supporting applications and hardware are growing dramatically, forcing businesses to dedicate significant resources to the operation and maintenance of their messaging systems. In addition, customers are increasingly demanding reliable and scalable service and enhanced product offerings. Accordingly, it is important for businesses to adopt more effective approaches to the management of their messaging and collaboration needs.

     Our end-to-end solutions complement our core email hosting services and support the growing demands of our rapidly expanding worldwide customer base. We provide a full spectrum of messaging and collaboration solutions, such as calendaring, document archival, Internet fax, secure document delivery, resource management and wireless access. Our solutions are supported by our global infrastructure with data centers located worldwide connected to key Internet exchange points.

     In recent months, we have significantly expanded our range of products and services and the delivery options we offer our domestic and international customers. Our extended messaging solutions include support for wireless devices through relationships with American Mobile Satellite, Arch Communications, Cellnet, VAST and other international wireless carriers; integrated calendaring and resource scheduling; bi-directional fax to email, security measures and directory services and collaborative messaging. In addition to our outsourced hosted services, we now offer midsourcing, where a customer selects which products and services to outsource to augment their existing messaging infrastructure, and insourcing, where a customer installs and maintains our software.

     Our objective is to be the premier provider of comprehensive, advanced messaging and collaboration services. We plan to attain this goal by:

     - Extending our technology leadership in messaging applications;

     - Acquiring new businesses and technologies that could expand our product and service offerings;

     - Developing and leveraging strategic relationships;

     - Increasing our sales and marketing efforts;

     - Offering value-added products and services such as secure guaranteed delivery, collaborative messaging and calendaring; and

     - Expanding our international presence.

RECENT DEVELOPMENTS

     To achieve our objectives, we have announced several recent acquisitions, strategic relationships and other initiatives that have expanded our range of products and customers and broadened our global reach, including:

     Netmosphere Acquisition. On June 16, 2000, we announced the signing of a definitive agreement to acquire Netmosphere, Inc., a provider of e-business solutions for project collaboration and communications. The estimated purchase price will be approximately $40 million in our common stock and will be accounted for using the purchase method of accounting. The acquisition, which is expected to close on or before June 30, 2000, will expand our suite of collaborative applications, enabling us to offer customers business solutions for managing mission-critical projects that increase organizational efficiency through visibility, analysis, communication and knowledge-sharing.

     Critical Path Pacific Alliance. We have entered into a joint venture with Mitsui and Co., Ltd. and NTT Communications Corp. to bring our messaging solutions to Japan. The joint venture will leverage our technology, infrastructure and services; Mitsui's extensive partnerships in Japan and throughout Asia; and NTT's Data Centers and technical backbone to deliver advanced Internet messaging services to the Japanese business and wireless markets.

     Reincorporation. At our Annual Meeting of shareholders on June 13, 2000, our shareholders approved a management proposal to change our state of incorporation from California to Delaware. This reincorporation has not yet been effected.

                                  RISK FACTORS

     Investing in these securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before deciding to invest in the Notes or our Common Stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of the Notes or our Common Stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this Prospectus, including our financial statements and the related notes.

     This Prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus.

                   RISKS RELATED TO THE PURCHASE OF THE NOTES

WE ARE SIGNIFICANTLY LEVERAGED AS A RESULT OF THE SALE OF THE NOTES.

     In connection with the sale of the notes, we incurred $300 million of indebtedness. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

     We will require substantial amounts of cash to fund scheduled payments of interest on the notes, payment of the principal amount of the notes, payment of principal and interest on our other indebtedness, future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of cash flow from operations, we may not be able to obtain alternative financing. In the absence of such financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. If we do not generate sufficient increases in cash flow from operations to repay the notes at maturity, we could attempt to refinance the notes; however, such a refinancing may not be available on terms acceptable to us, if at all. Our failure to satisfy our obligations with respect to the notes at maturity or with respect to payments of interest would constitute a default under the indenture and could cause a default under agreements governing our other indebtedness.

THE NOTES WILL RANK BELOW OUR SENIOR DEBT, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

     The notes are unsecured and subordinated in right of payment to all of our senior debt, including senior debt we may incur in the future. Because the notes are subordinate to senior debt, in the event of (1) our bankruptcy, liquidation or reorganization, (2) acceleration of the notes due to an event of default under the indenture or (3) certain other events, we will make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts on any or all of the notes. In addition, the notes will be subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

     The notes will be our obligations exclusively. The indenture for the notes does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. We may have difficulty paying our obligations under the notes if we, or any of our subsidiaries, incur additional indebtedness or liabilities. As of December 31, 1999, we had approximately $12.2 million senior debt outstanding and the aggregate amount of debt and other liabilities of our subsidiaries on a pro forma basis was approximately $8.7 million. From time to time we may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes.

WE MAY BE UNABLE TO REPURCHASE THE NOTES.

     At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, if a Change in Control, as defined in the indenture, of Critical Path occurs, each holder of the notes may require that we repurchase all or a portion of the notes. At maturity or if a Change in Control occurs, we cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of common stock. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchase of the notes. In the event that the maturity date or Change in Control occurs at a time when we are prohibited from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase the notes. In that case, our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in such circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repurchase of the notes until we pay the senior debt in full.

THERE MAY BE NO PUBLIC MARKET FOR THE NOTES, AND THERE MAY BE RESTRICTIONS ON RESALE OF THE NOTES.

     Prior to this offering, there has been no trading market for the notes. Although the initial purchasers have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will be maintained: If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

     The notes and the common stock to be issued upon conversion of the notes have been registered under the Securities Act and are not transferable except upon satisfaction of the conditions described under "Notice to Investors". Although we have agreed to use our reasonable best efforts to have declared effective a shelf registration statement covering the notes and the common stock issuable upon conversion of the notes within 180 days after the date the notes are originally issued, we may not be able to have the registration statement declared effective within that time period, if at all.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND FACE RISKS ASSOCIATED WITH EARLY STAGE COMPANIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

     Because we have had a limited operating history, it is difficult to evaluate our business and we may face various risks, expenses and difficulties associated with early stage companies. You should consider the risks, expenses and difficulties that we may encounter when making your investment decision. These risks include our ability to:

     - Acquire businesses and technologies;

     - Integrate the operations of the companies that we have recently acquired;

     - Manage growing domestic and international operations;

     - Create and maintain strategic relationships;

     - Expand sales and marketing activities;

     - Expand our customer base and retain key clients;

     - Introduce new services;

     - Compete in a highly competitive market;

     - Upgrade our systems and infrastructure to handle any increases in messaging traffic;

     - Reduce service interruptions; and

     - Recruit and retain key personnel.

WE HAVE A HISTORY OF LOSSES, EXPECT CONTINUING LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

     As of March 31, 2000, we had an accumulated deficit of approximately $206.4 million. We have not achieved profitability in any period, and expect to continue to incur net losses for the foreseeable future. We expect that our operating expenses will increase as we spend resources on building our business and that this increase may have a negative effect on operating results and financial condition in the near term.

     We have spent heavily on technology and infrastructure development. We expect to continue to spend substantial financial and other resources on developing and introducing new end-to-end Internet messaging and collaboration solutions, and expanding our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenues. If revenues do not correspondingly increase, our operating results and financial condition could be negatively affected.

     Should we continue to incur net losses in future periods, we may not be able to increase the number of employees or investment in capital equipment, sales and marketing programs, and research and development in accordance with our present plans. We may never obtain sufficient revenues to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability in the future. This may, in turn, cause our stock price to decline.

DUE TO OUR LIMITED OPERATING HISTORY AND THE EMERGING NATURE OF THE INTERNET MESSAGING AND COLLABORATION SOLUTIONS MARKET, FUTURE REVENUES ARE UNPREDICTABLE, AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     We cannot accurately forecast our revenues as a result of our limited operating history and the emerging nature of the Internet messaging and collaboration solutions market. Our revenues could fall short of expectations if we experience delays or cancellations of even a small number of orders. We often offer volume-based pricing, which may affect operating margins. A number of factors are likely to cause fluctuations in operating results, including, but not limited to:

     - Continued growth of the Internet in general and of messaging and collaboration usage in particular;

     - Demand for outsourced messaging services;

     - Demand for licensing of messaging, directory, and other products;

     - Our ability to attract and retain customers and maintain customer satisfaction;

     - Our ability to upgrade, develop and maintain our systems and infrastructure;

     - The amount and timing of operating costs and capital expenditures relating to expansion of business and infrastructure;

     - Technical difficulties or system outages;

     - The announcement or introduction of new or enhanced services by competitors;

     - Our ability to attract and retain qualified personnel with Internet industry expertise, particularly sales and marketing personnel;

     - The pricing policies of competitors;

     - Failure to increase international sales; and

     - Governmental regulation surrounding the Internet and messaging in particular.

     In addition to the factors set forth above, operating results will be impacted by the extent to which we incur non-cash charges associated with stock-based arrangements with employees and non-employees. In particular, we have incurred and expect to continue to incur substantial non-cash charges associated with the grant of warrants to our customers and other parties with which we have commercial relationships. For example, we recognized a $2.1 million non-cash charge to advertising expense during the first quarter of 2000 in connection with the amortization of a warrant to ICQ, a subsidiary of America Online.

     Period-to-period comparisons of operating results are not a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of our Common Stock is likely to decline.

FURTHER ACQUISITIONS COULD RESULT IN DILUTION, OPERATING DIFFICULTIES AND OTHER CONSEQUENCES.

     We expect to acquire or invest in additional businesses, products, services and technologies that complement or augment our service offerings and customer base. Since January 1999, we have completed the acquisition of eight companies for an aggregate consideration consisting of cash, Common Stock and the assumption of stock options and warrants totaling approximately $1.3 billion.

     We are currently engaged in discussions with a number of companies regarding strategic acquisitions or investments. Although these discussions are ongoing, we have not signed any definitive agreements, and cannot assure you that any of these discussions will result in actual acquisitions. To be successful, we will need to identify suitable acquisition candidates, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. We cannot assure you that we will be able to do this successfully. Acquisitions could divert attention from other business concerns and could expose us to unforeseen liabilities. In addition, we may lose key employees while integrating any new companies.

     We expect to pay for acquisitions by issuing additional Common Stock, which would dilute current shareholders. We may also use cash to make acquisitions. It may be necessary for us to raise additional funds through public or private financings. We cannot assure you that we will be able to raise additional funds at any particular point in the future or on favorable terms. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase operating expenses.

WE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT US FROM SUCCESSFULLY INTEGRATING NETMOSPHERE, REMARQ, DOCSPACE, ISOCOR, FAXNET, XETI, AMPLITUDE, DOTONE AND FABRIK.

     Acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. The integration of Netmosphere, RemarQ, docSpace, ISOCOR, FaxNet, Xeti, Amplitude, dotOne, and Fabrik Communications into our business has been and will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing, common information and communication systems, operating procedures, financial controls and human resources practices. In particular, we are currently evaluating, upgrading or replacing our financial information systems and establishing uniformity among the systems of the acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating the operations of our subsidiaries, including:

     - potential incompatibility of business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in sponsor, advertising or strategic relationships;
       and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     Consequently, we may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. We also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify our investment in, or expenses related to, these acquisitions or that any synergies will develop. If we fail to execute our acquisition strategy successfully for any reason, our business will suffer significantly.

WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON RESOURCES AND OUR FAILURE TO MANAGE GROWTH COULD CAUSE OUR BUSINESS TO SUFFER.

     We have expanded our operations rapidly and intend to continue this expansion. The number of our employees increased from 93 on December 31, 1998 to 921 on March 31, 2000. This expansion has placed, and is expected to continue to place, a significant strain on managerial, operational and financial resources. To manage any further growth, we will need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We will also need to continue the expansion of our operations and employee base. Our management may not be able to hire, train, retain, motivate and manage required personnel. In addition, our management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If we cannot manage growth effectively, our business and operating results could suffer.

IF WE FAIL TO EXPAND SALES AND MARKETING ACTIVITIES, WE MAY BE UNABLE TO EXPAND OUR BUSINESS.

     Our ability to increase revenues will depend on our ability to successfully recruit, train and retain sales and marketing personnel. We plan to continue to invest significant resources to expand our sales and marketing organizations. Competition for additional qualified personnel is intense and we may not be able to hire and retain personnel with relevant experience.

     The complexity and implementation of our Internet messaging services require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. Current and prospective customers, in turn, must be able to educate their end-users. With our relatively brief operating history and our plans for expansion, we have considerable need to recruit, train and retain qualified staff. Any delays or difficulties encountered in these staffing efforts would impair our ability to attract new customers and to enhance our relationships with existing customers. This in turn would adversely impact the timing and extent of revenues. Because the majority of our sales and marketing personnel have recently joined us and have limited experience working together, our sales and marketing organizations may not be able to compete successfully against the larger and more experienced sales and marketing organizations of our competitors. If we do not successfully expand sales and marketing activities, our business could suffer and our stock price could decline.

UNPLANNED SYSTEM INTERRUPTIONS AND CAPACITY CONSTRAINTS COULD REDUCE OUR ABILITY TO PROVIDE MESSAGING AND COLLABORATION SERVICES AND COULD HARM OUR BUSINESS AND REPUTATION.

     Our customers have in the past experienced some interruptions in our messaging service. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk email, or "spam," attacks and operating system failures. For example, in January 2000, our customers experienced a service interruption due to an operating system failure. Our revenues depend on the number of end-users who use our messaging services. Our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of systems or networks or reduce our ability to provide email services. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our business and reputation could suffer dramatically.

     We have entered into service agreements with some customers that require minimum performance standards, including standards regarding the availability and response time of messaging services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may adversely affect our ability to attract and retain customers.

IF WE DO NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN THE EXPANSION OF OUR INTERNATIONAL OPERATIONS, OUR BUSINESS COULD SUFFER.

     We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. If revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. At present, we have international operations in Argentina, Brazil, Canada, Denmark, France, Germany, Ireland, Italy, Switzerland and the United Kingdom and for the three months ended March 31, 2000 we derived approximately 50% of our revenues from international sales. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

     - Unexpected changes in regulatory requirements including U.S. export restrictions on encryption technologies;

     - Difficulties and costs of staffing and managing international operations;

     - Differing technology standards;

     - Difficulties in collecting accounts receivable and longer collection periods;

     - Political and economic instability;

     - Fluctuations in currency exchange rates;

     - Imposition of currency exchange controls;

     - Potentially adverse tax consequences; and

     - Reduced protection for intellectual property rights in some countries.

     Any of these factors could adversely affect international operations and, consequently, business and operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated, or could delay or preclude altogether our ability to generate revenues in key international markets.

WE DEPEND ON STRATEGIC RELATIONSHIPS AND OTHER SALES CHANNELS AND THE LOSS OF ANY STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND HAVE AN ADVERSE IMPACT ON REVENUES.

     We depend on strategic relationships to expand distribution channels and to undertake joint product development and marketing efforts. Our ability to increase revenues depends upon marketing services through new and existing strategic relationships. We have entered into written agreements with ICQ (a subsidiary of America Online), E*TRADE, Network Solutions, Sprint, MCI Worldcom and US West, among others. We depend on a broad acceptance of outsourced messaging services on the part of potential partners and acceptance of our company as the supplier for these outsourced messaging services. We also depend on joint marketing and product development through strategic relationships to achieve market acceptance and brand recognition. For example, through our relationship with E*TRADE, we can conduct shared advertising campaigns and include messaging services in E*TRADE's international strategic relationships. Our agreements with strategic partners typically do not restrict them from introducing competing services. These agreements typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by our partners without cause, and some agreements are terminable by us, upon 30-120 days' notice. Most of the agreements also provide for the partial refund of fees paid or other monetary penalties in the event that our services fail to meet defined minimum performance standards. Distribution partners may choose not to renew existing arrangements on commercially acceptable terms, or at all. If we lose any strategic relationships, fail to renew these agreements or relationships or fail to develop new strategic relationships, business will suffer. The loss of any key strategic relationships would have an adverse impact on current and future revenue. In addition to strategic relationships, we also depend on the ability of our customers to sell and market our services to their end-users.

WE MAY NOT BE ABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE OF THE INTERNET MESSAGING AND COLLABORATION INDUSTRY.

     The Internet messaging industry is characterized by rapid technological change, changes in user and customer requirements and preferences, and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing email and messaging services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective customers. If we don't properly identify the feature preferences of prospective customers, or if we fail to deliver email features which meet the standards of these customers, our ability to market our service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also be unable to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

IF OUR SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. If these attempts are successful, customers' confidential information, including customers' profiles, passwords, financial account information, credit card numbers or other personal information could be breached. We may be liable to our customers for any breach in security and a breach could harm our reputation. We rely on encryption technology licensed from third parties. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may have a material adverse effect on business and operating results.

WE WILL CONTINUE TO DEPEND ON BROAD MARKET ACCEPTANCE FOR OUTSOURCED INTERNET-BASED EMAIL SERVICE.

     The market for outsourced Internet-based email service is new and rapidly evolving. Concerns over the security of online services and the privacy of users may inhibit the growth of the Internet and commercial online services. We cannot estimate the size or growth rate of the potential market for our service offerings, and we do not know whether our service will achieve broad market acceptance. To date a substantial portion of our revenues have been derived from sales of email service offerings and we currently expect that email service offerings will account for a substantial portion of our revenues for the foreseeable future. We depend on the widespread acceptance and use of outsourcing as an effective solution for email. If the market for outsourced email fails to grow or grows more slowly than we currently anticipate, our business would suffer dramatically.

WE EXPECT THE MESSAGING SERVICES MARKET WILL BE VERY COMPETITIVE AND WE WILL NEED TO COMPETE SUCCESSFULLY IN THIS MARKET.

     We expect that the market for Internet-based email service will be intensely competitive. In addition to competing with companies that develop and maintain in-house solutions, we compete with email service providers, such as USA.NET, Inc. and mail.com, and with product-based companies, such as Software.com, Inc. and Lotus Development Corporation. We believe that competition will increase and that companies such as Microsoft, which currently offers email products primarily to Internet service providers that provide access to the Internet; web hosting companies; web sites intended to be major starting sites for users when they connect to the Internet, commonly referred to as web portals; and corporations may leverage their existing relationships and capabilities to offer email services.

     We believe competition will increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Further, any delays in the general market acceptance of the email hosting concept would likely harm our competitive position. Any delay would also allow competitors additional time to improve their service or product offerings, and provide time for new competitors to develop email service solutions and solicit prospective customers within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our business to suffer.

IF WE DO NOT SUCCESSFULLY ADDRESS SERVICE DESIGN RISKS, OUR REPUTATION COULD BE DAMAGED AND OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.

     We must accurately forecast the features and functionality required by target customers. In addition, we must design and implement service enhancements that meet customer requirements in a timely and efficient manner. We may not successfully determine customer requirements and may be unable to satisfy customer demands. Furthermore, we may not be able to design and implement a service incorporating desired features in a timely and efficient manner. In addition, if any new service we launch is not favorably received by customers and end-users, our reputation could be damaged. If we fail to accurately determine customer feature requirements or service enhancements or to market services containing such features or enhancements in a timely and efficient manner, our business and operating results could suffer materially.

WE NEED TO UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO ACCOMMODATE INCREASES IN MESSAGING TRAFFIC.

     We must continue to expand and adapt our network infrastructure as the number of users and the amount of information we wish to transmit increases, and as their requirements change. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is unknown, and we face risks related to the network's ability to operate with higher customer levels while maintaining expected performance.

     As the frequency and complexity of messaging increases, we will need to make additional investments in our infrastructure, which may be expensive. In addition, we may not be able to accurately project the rate or timing of messaging traffic increases or upgrade our systems and infrastructure to accommodate future traffic levels, which may cause service degradation or outages. We may also not be able to achieve or maintain a sufficiently high capacity of data transmission as customer usage increases. Customer demand for our services could be greatly reduced if we fail to maintain high capacity data transmission. In addition, as we upgrade our network infrastructure to increase capacity available to customers, we are likely to encounter equipment or software incompatibility which may cause delays in implementations. We may not be able to expand or adapt our network infrastructure to meet additional demand or customers' changing requirements in a timely manner or at all.

BECAUSE WE PROVIDE MESSAGING AND COLLABORATION SERVICES OVER THE INTERNET, OUR BUSINESS COULD SUFFER IF EFFICIENT TRANSMISSION OF DATA OVER THE INTERNET IS INTERRUPTED.

     The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data. To date we have not experienced a significant adverse effect from these interruptions. However, because we provide messaging and collaboration services over the Internet, interruptions or delays in Internet transmissions will adversely affect customers' ability to send or receive their messages. We rely on the speed and reliability of the networks operated by third parties. Therefore, our market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

     We depend on telecommunications network suppliers such as Level 3, Qwest, Exodus and TeleHouse to transmit messages across their networks. In addition, to deliver our services, we rely on a number of public and private peering interconnections, which are arrangements among access providers to carry one another's traffic. If these providers were to discontinue these arrangements, and alternative providers did not emerge or were to increase the cost of providing access, our ability to transmit messaging traffic would be reduced. If we were to increase our current prices to accommodate any increase in the cost of providing access, it could negatively impact sales. If we did not increase prices in response to rising access costs, margins would be negatively affected. Furthermore, if additional capacity is not added as traffic increases, our ability to distribute content rapidly and reliably through these networks will be adversely affected.

IF WE ENCOUNTER SYSTEM FAILURES, WE MAY NOT BE ABLE TO PROVIDE ADEQUATE SERVICE AND OUR BUSINESS AND REPUTATION COULD BE DAMAGED.

     Our ability to successfully receive and send messages and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of computer and communications hardware and network systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. The occurrence of any of the foregoing risks could subject us to contractual monetary penalties if we fail to meet minimum performance standards, and could have a material adverse effect on business and operating results and damage our reputation.

WE MUST RECRUIT AND RETAIN OUR KEY EMPLOYEES TO EXPAND OUR BUSINESS.

     Our success depends on the skills, experience and performance of senior management and other key personnel, many of whom have worked together for only a short period of time. For example, our Chief Operating Officer and Chief Financial Officer have joined us within the past five months. The loss of the services of any senior management or other key personnel, including the President, David Thatcher, and Chief Executive Officer, Douglas Hickey, could materially and adversely affect business results. We do not have long-term employment agreements with any executive officers and other key personnel. Our success also depends on our ability to recruit, retain and motivate other highly skilled sales and marketing, technical and managerial personnel. Competition for these people is intense, and we may not be able to successfully recruit, train or retain qualified personnel. In particular, we may not be able to hire a sufficient number of qualified software developers.

UNKNOWN SOFTWARE DEFECTS COULD DISRUPT SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION.

     Our service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing, defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase service costs, cause us to lose revenue, delay market acceptance or divert development resources, any of which could cause business to suffer.

WE MAY NEED ADDITIONAL CAPITAL AND RAISING ADDITIONAL CAPITAL MAY DILUTE EXISTING SHAREHOLDERS.

     We believe that existing capital resources will enable us to maintain current and planned operations for at least the next 12 months. However, we may be required to raise additional funds due to unforeseen circumstances. If capital requirements vary materially from those current planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing shareholders.

WE MAY NOT BE ABLE TO PROTECT INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers and partners to protect proprietary rights. Despite these precautions, unauthorized third parties may infringe or copy portions of our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have several patents pending in the United States and may seek additional patents in the future. We do not know if the patent application or any future patent application will be issued with the scope of the claims sought, if at all, or whether any patents received will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

     Third parties may infringe or misappropriate copyrights, trademarks and similar proprietary rights belonging to us. In addition, other parties have asserted and may assert infringement claims against us. For example, a company that we acquired is a party to a lawsuit involving alleged infringement of a third party's patent. The recently acquired company has denied the allegations of infringement and has made counterclaims. Although we have not received notice of any other alleged patent infringement, we cannot be certain that our products do not infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from operating our business.

WE MAY NEED TO LICENSE THIRD-PARTY TECHNOLOGIES AND WE FACE RISKS IN DOING SO.

     We intend to continue to license certain technology from third parties, including web server and encryption technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third-party in-licenses may expose us to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of proprietary technology, and an inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. An inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause our business and operating results to suffer.

THE TRADING PRICES AND VOLUMES OF OUR STOCK HAVE BEEN VOLATILE AND WE EXPECT THAT THIS VOLATILITY WILL CONTINUE.

     Our stock price and trading volumes have been highly volatile since our initial public offering on March 29, 1999. We expect that this volatility will continue in the future due to factors such as:

     - Actual or anticipated fluctuations in results of operations;

     - Changes in or failure to meet securities analysts' expectations;

     - Announcements of technological innovations and acquisitions;

     - Introduction of new services by us or our competitors;

     - Developments with respect to intellectual property rights;

     - Conditions and trends in the Internet and other technology industries;
       and

     - General market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business and operating results.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR SERVICES OR INCREASE OUR COST OF DOING BUSINESS.

     Although there are currently few laws and regulations directly applicable to the Internet and messaging services, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for messaging services may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for our services and increase our cost of doing business, or otherwise harm business and operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

WE MAY HAVE LIABILITY FOR INTERNET CONTENT AND WE MAY NOT HAVE ADEQUATE LIABILITY INSURANCE.

     As a provider of messaging services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via our services. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

     Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by our stockholders may need to be used to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our reputation and business and operating results, or could result in the imposition of criminal penalties.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     As of May 31, 2000, we had approximately 62.4 million shares of Common Stock outstanding. Sales of a substantial number of shares of Common Stock in the public market could cause the market price of our Common Stock to decline. Recently, 7.6 million shares became eligible for sale under S-3 registration statements that were filed to meet our registration rights obligations in connection with recent acquisitions. Up to 2.9 million shares may be issued upon the conversion of our Convertible Subordinated Notes and will become eligible for sale under this S-3 registration statement that we will file to meet our registration rights obligations in connection with our sale of Convertible Subordinated Notes. Certain of our shareholders and warrantholders have registration rights with respect to the Common Stock and Common Stock issuable under the warrants.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER US.

     After this offering, our directors, executive officers and principal shareholders will beneficially own a substantial portion of our outstanding Common Stock. These shareholders, if they vote together, will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of our company.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Our Articles of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. Some of these provisions:

     - Authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of Common Stock;

     - Prohibit shareholder action by written consent; and

     - Establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

                          RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                                         YEAR ENDED               THREE MONTHS
                                                        DECEMBER 31,                 ENDED
                                              --------------------------------     MARCH 31,
                                               1997        1998        1999           2000
                                              -------    --------    ---------    ------------
Net loss....................................  $(1,074)   $(11,461)   $(116,941)     $(76,942)
                                              =======    ========    =========      ========
Fixed charges
  Interest expense..........................  $    18    $    388    $     752      $    274
  Rentals...................................       11          73          418           382
                                              -------    --------    ---------      --------
  Total fixed charges.......................  $    29    $    461    $   1,170      $    656
                                              =======    ========    =========      ========
Ratio of earnings to fixed charges..........       --          --           --            --
                                              =======    ========    =========      ========

     For the purposes of calculating this ratio, earnings consist of our historic net loss, as reported. Fixed charges include interest on indebtedness, amortization of debt issuance costs and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Due to our net losses for the years ended December 31, 1997, 1998, and 1999, and for the three month period ended March 31, 2000, the ratio of coverage was less than 1:1.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale from time to time of the Notes or the Common Stock. All proceeds from the sale of the Common Stock will go to the account of the Selling Holders. See "Selling Holders" and "Plan of Distribution" below.

                                SELLING HOLDERS

     The Notes and Common Stock to be offered and sold pursuant to this prospectus were issued to the initial purchasers and subsequently sold in a transaction exempt from the registration requirements of the Securities Act to qualified institutional buyers pursuant to Rule 144A.

     The following table lists, as of the date of this Prospectus, (i) the name of each of the Selling Holders, (ii) the principal amount of the Notes that each Selling Holder is offering hereby, (iii) the number of shares of Common Stock that each Selling Holder beneficially owned as of such date, (iv) the number of shares of Common Stock owned by each Selling Holder that may be offered for sale from time to time by this Prospectus, and (v) the number of shares of Common Stock to be held by each Selling Holder assuming the sale of all the Common Stock offered under this Prospectus. Except as indicated, none of the Selling Holders has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our Common Stock. We may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
David Lipscomb University General
  Endowment............................  $    50,000          492.73            492.73        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105
The TCW Group, Inc. ...................      360,000        3,547.66          3,547.66        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90017
San Diego County Employee's Retirement
  Association..........................      240,000        2,365.10          2,365.10        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, Ca 90071
GLG Global Convertible Fund............    1,985,000       19,561.38         19,561.38        0          *
  GLG Partners
  One Broadgate
  London EC27 & HA England
GLG Global Convertible UCITS Fund......      540,000        5,321.48          5,321.48        0          *
  GLG Partners
  One Broadgate
  London EC27 & HA England

                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
Morgan Stanley Dean Witter Convertible
  Securities Trust.....................    4,000,000       39,418.40         39,418.40        0          *
  c/o Morgan Stanley Dean Witter
    Advisors
  2 World Trade Center, 72nd Floor
  New York, NY 10048
Mainstay VP Convertible Portfolio......    1,000,000        9,854.60          9,854.60        0          *
  c/o Mackay Shields LLC
  9 West 57th Street, 33rd Floor
  New York, NY 10019
AllState Insurance Company.............    1,500,000       14,781.90         14,781.90        0          *
  3075 Sanders Road, Suite 1-613
  Northbrook, IL 60062
TCW Group, Inc.........................      720,000        7,095.31          7,095.31        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90017
Chrysler Corporation Master
  Retirement...........................    1,140,000       11,234.24         11,234.24        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
KBC Financial Products.................      800,000        7,883.68          7,883.68        0          *
  120 W. 45th Street
  Tower 45, 25th Floor
  New York, NY 10036
JMG Triton Offshore Fund Ltd. .........   31,000,000      305,492.60        305,492.60        0          *
  1999 Avenue of the Stars, Suite 2530
  Los Angeles, CA 90067
McMahan Securities Co. L.P.............      500,000        4,927.30          4,927.30        0          *
  181 Harbor Drive
  Stamford, CT 06902-7474
AIG National Union Fire Insurance......    1,325,000       13,057.35         13,057.35        0          *
  c/o Froley Revy Investment Co.
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
OCM Convertible Trust..................      505,000        4,976.57          4,976.57        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
EQAT Alliance Growth Investors.........    1,885,000       18,575.92         18,575.92        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105
EQAT Alliance Growth & Income
  Account..............................    3,515,000       34,638.92         34,638.92        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105

                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
Equitable Life Assurance
  Separate Account -- Convertibles.....    2,100,000       20,694.66         20,694.66        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105
Equitable Life Assurance Separate
  Account -- Balanced..................       80,000          788.37            788.37        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105
IBM Retirement Plan -- High Income.....      360,000        3,547.66          3,547.66        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
Guardian Pension Trust.................      200,000        1,970.92          1,970.92        0          *
  The Guardian Life Insurance Company
    of America
  7 Hanover Square/20-A
  New York, NY 10004
Guardian Life Insurance Company........    7,100,000       69,967.66         69,967.66        0          *
  The Guardian Life Insurance Company
    of America
  7 Hanover Square/20-A
  New York, NY 10004
Family Service Life Insurance
  Company..............................      200,000        1,970.92          1,970.92        0          *
  The Guardian Life Insurance Company
    of America
  7 Hanover Square/20-A
  New York, NY 10004
CIBC World Markets.....................   27,558,000      271,573.07        271,573.07        0          *
  One World Financial Center
  200 Liberty Street
  New York, NY 10281
Starvest Combined Portfolio............    1,700,000       16,752.82         16,752.82        0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
Memphis Light, Gas & Water Retirement
  Fund.................................    1,200,000       11,825.52         11,825.52        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105
The TCW Group, Inc. ...................      100,000          985.46            985.46        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90017

                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
Vanguard Convertible Securities Fund,
  Inc. ................................    1,290,000       12,712.43         12,712.43        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
The TCW Group, Inc. ...................    8,350,000       82,285.91         82,285.91        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90017
Delaware PERS..........................    2,150,000       21,187.39         21,187.39        0          *
  c/o Froley, Revy Investment Co.
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
State Employees' Retirement Fund of the
  State of Delaware....................      575,000        5,666.40          5,666.40        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
JMG Capital Partners L.P. .............   14,000,000      137,964.40        137,964.40        0          *
  1999 Avenue of the Stars, Suite 2530
  Los Angeles, CA 90067
Morgan Stanley & Co., Inc. ............    5,000,000       49,273.00         49,273.00        0          *
  1585 Broadway
  New York, NY 10036
ECT Investments, Inc. .................    4,000,000       39,418.40         39,418.40        0          *
  1400 Smith Street, 30th Floor
  Houston, TX 77002
Fir Tree Value Fund, L.P. .............   24,743,510      243,837.39        243,837.39        0          *
  535 Fifth Avenue, 31st Floor
  New York, NY 10017
Fir Tree Institutional Value Fund,
  L.P. ................................    8,649,420       85,236.57         85,236.57        0          *
  535 Fifth Avenue, 31st Floor
  New York, NY 10017
Fir Tree Value Partners, LDC...........    2,387,070       23,523.62         23,523.62        0          *
  535 Fifth Avenue, 31st Floor
  New York, NY 10017
The TCW Group, Inc. ...................    9,340,000       92,041.96         92,041.96        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90017
The Frist Foundation...................      335,000        3,301.29          3,301.29        0          *
  c/o Susan Osborn, Alliance Capital
    Management
  1345 Avenue of the Americas,
  40th Floor
  New York, NY 10105
Nalco Chemical Company.................      550,000        5,420.03          5,420.03        0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
HT Insight Convertible Securities
  Fund.................................      200,000        1,970.92          1,970.92        0          *
  8800 Tinicum Boulevard
  3rd Floor, Suite 2000
  Philadelphia, PA 19153

                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
Island Holdings........................       75,000          739.10            739.10        0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
The TCW Group, Inc. ...................    1,535,000       15,126.81         15,126.81        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90017
AIM Strategic Income Fund..............    1,300,000       12,810.98         12,810.98        0          *
  c/o AIM Capital Management
  11 Greenway Plaza, Suite 100
  Houston, TX 77046
ICI American Holdings Trust............    1,150,000       11,332.79         11,332.79        0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
Zeneca Holdings Trust..................      875,000        8,622.78          8,622.78        0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
State of Oregon Equity.................    6,580,000       64,843.27         64,843.27        0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA 90024
Van Kampen Convertible Securities
  Fund.................................      678,000        6,681.42          6,681.42        0          *
  c/o Van Kampen Asset Management Inc.
  2800 Post Oak Blvd.
  Houston, TX 77056
Van Kampen Harbor Fund.................    3,822,000       37,664.28         37,664.28        0          *
  c/o Van Kampen Asset Management Inc.
  2800 Post Oak Blvd.
  Houston, TX 77056
Munder NetNet Fund.....................   50,000,000      492,730.00        492,730.00        0          *
  Munder Capital Management
  480 Pierce Street
  Birmingham, MI 48009
State of Connecticut Combined
  Investment Funds.....................    1,290,000       12,712.43         12,712.43        0          *
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
The TCW Group, Inc. ...................      865,000        8,524.23          8,524.23        0          *
  865 South Figueroa St., 21st Floor
  Los Angeles, CA 90071
Motion Picture Industry Health Plan --
  Active Member Fund...................      135,000        1,330.37          1,330.37        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071
Motion Picture Industry Health Plan --
  Retiree Member Fund..................       65,000          640.55            640.55        0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA 90071

                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
Grace Brothers Limited.................    1,500,000       14,781.90         14,781.90        0          *
  1560 Sherman Avenue, Ste 900
  Evanston, IL 60201
Argent Classic Convertible.............    9,500,000       93,618.70         93,618.70        0          *
  Arbtrage Fund (Bermuda) L.P.
  73 Front Street, Hamitom HM12
  P.O. Box HM 3013 Hamilton HMMX
  Bermuda
Fiduciary Trust Company
  International........................    1,160,000       11,431.34         11,431.34        0          *
  2 World Trade Center
  New York, NY 10048
Deutsche Bank AG.......................    8,000,000       78,836.80         78,836.80        0          *
  1251 Avenue of Americas Inc.
  New York, NY 10020
Fidelity Financial Trust: Fidelity
  Convertible Securities Fund..........   13,600,000      134,022.56        134,022.56        0          *
  FMR Corp
  82 Devonshire Street, E20E
  Boston, Massachusetts 02109
Quattro Fund, LLC......................    1,000,000        9,854.60          9,854.60        0          *
  230 Park Avenue, 4th Floor
  New York, NY 10169
Quattro Crestline Special Situations...      250,000        2,463.65          2,463.65        0          *
  230 Park Avenue, 4th Floor
  New York, NY 10169
Museum of Fine Arts, Boston............       10,000           98.55             98.55        0          *
  c/o The Putnam Advisory Company, Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
ProMutual..............................       36,000          354.77            354.77        0          *
  c/o The Putnam Advisory Company, Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
University of Rochester................        9,000           88.69             88.69        0          *
  c/o The Putnam Advisory Company, Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
Parker-Hannifin Corporation............       17,000          167.53            167.53        0          *
  c/o The Putnam Advisory Company, Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
Putnam Convertible Income-Growth
  Trust................................      260,000        2,562.20          2,562.20        0          *
  c/o The Putnam Investment Management,
  Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
Putnam Balanced Retirement Fund........       19,000          187.24            187.24        0          *
  c/o The Putnam Investment Management,
  Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810

                                          PRINCIPAL                                              SHARES OF
                                          AMOUNT OF      SHARES OF                             COMMON STOCK
                                            NOTES          COMMON       SHARES OF COMMON    BENEFICIALLY OWNED
                                         BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                          OWNED AND     BENEFICIALLY    BE SOLD PURSUANT    -------------------
            SELLING HOLDER                 OFFERED         OWNED       TO THIS PROSPECTUS   NUMBER   PERCENT(%)
            --------------               ------------   ------------   ------------------   ------   ----------
Putnam Convertible Opportunities and
  Income Trust.........................       26,000          256.22            256.22        0          *
  c/o The Putnam Investment Management,
  Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
Putnam Asset Allocation Funds-Balanced
  Portfolio............................       67,000          660.26            660.26        0          *
  c/o The Putnam Investment Management,
  Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
Putnam Asset Allocation Funds-
  Conservative Portfolio...............       42,000          413.89            413.89        0          *
  c/o The Putnam Investment Management,
  Inc.
  7 Shattuck Road, Mailstop C-8-A
  Andover, MA 01810
New York Life Insurance Company........   14,300,000      140,920.78        140,920.78        0          *
  51 Madison Avenue, Room 203
  New York, NY 10010
New York Life Insurance and
  Annuity Corp. .......................    1,200,000       11,825.52         11,825.52        0          *
  51 Madison Avenue, Room 203
  New York, NY 10010
Christian Science Trustees for Gifts
  and Endowment........................      235,000        2,315.83          2,315.83        0          *
  c/o Susan Osborn, Alliance Capital
  Management
  1345 Avenue of the Americas, 40th
  Floor
  New York, NY 10105
Other..................................    7,166,000       70,618.06         70,618.06        0          *

         Total.........................  300,000,000       2,956,380         2,956,380        0          *


------------------------
 *  Indicates less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 23, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes the sale of all Common Stock offered under this Prospectus.

                              DESCRIPTION OF NOTES

     The notes were issued under an indenture between us and State Street Bank & Trust Company of California, N.A., as trustee and which was filed as an exhibit to our quarterly report on form 10-Q (file no 000-25331) and is incorporated hereby by reference. The indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the Notes and the indenture. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provision of the notes and the indenture, including the definitions therein of certain terms.

GENERAL

     The notes are general, unsecured obligations of Critical Path. The notes are subordinated, which means that they will rank behind certain of our indebtedness as described below. The notes are limited to $300,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on April 1, 2005.

     The notes will bear interest at 5 3/4% per annum from March 31, 2000. We will pay interest on the notes on April 1 and October 1 of each year, commencing on October 1, 2000. Interest payable per $1,000 principal amount of notes for the period from March 31, 2000 to October 1, 2000 will be $28.9097.

     You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this offering circular at any time before the close of business on April 1, 2005, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

     We may redeem the notes at our option at any time on or after the third business day after April 1, 2003, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption by Critical Path," plus accrued and unpaid interest to the redemption date. If there is a change in control of us, you will have the right to require us to repurchase your notes as described below under "-- Repurchase at Option of Holders Upon a Change in Control."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The notes are issuable:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations of $1,000 and greater multiples.

     The notes are evidenced by one or more global notes, which has been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and bear the legend relating to the Rule 144A exemption. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

     - an event of default with respect to the notes represented by the global note has occurred and is continuing.

     In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

     - you cannot get notes registered in your name if they are represented by the global note;

     - you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

     - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

     - all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and "clearing agency" registered pursuant to the provisions of
       Section 17A of the Exchange Act.

     - DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants.

     - Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

     - Certain participants, or their representatives, together with other entities, own DTC.

     - Indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

     Holders have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate will be equal to 9.8546 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $101.48 per share. Holders' right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

     Holders may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

     If holders surrender a note for conversion on a date that is not an interest payment date, they will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such regular record date.

     No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

     Holders will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by holders have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     - dividends and other distributions payable in our common stock on shares of our capital stock,

     - the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for shareholders entitled to receive such rights, options or warrants,

     - subdivisions, combinations and reclassifications of our common stock,

     - distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

           - those dividends, rights, options, warrants and distributions referred to above,

           - dividends and distributions paid exclusively in cash, and

           - distributions upon mergers or consolidations discussed below,

     - distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the bullet point immediately above, or cash distributed upon a merger or consolidation to which the next succeeding bullet point applies, to all holders of our common stock in an aggregate amount that, combined together with:

           - other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, and

           - any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding, and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

           - any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made, and

           - the aggregate amount of all cash distributions referred to in the immediately preceding bullet point above to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

     In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

     We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control as defined below.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations -- U.S. Holders."

SUBORDINATION

     The notes are subordinated and, as a result, the payment of the principal, any premium and interest, including liquidated damages, on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all of our senior debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. As of December 31, 1999, we had approximately $12.2 million of senior debt and the aggregate amount of debt and other liabilities of our subsidiaries on a pro forma basis was approximately $8.7 million.

     "Senior debt" is defined in the indenture to mean: the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

     - our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

     - all of our obligations for money borrowed,

     - all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

     - our obligations:

           - as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

           - as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

     - all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements,

     - all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing,

     - all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business,

     - all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property, and

     - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

     Senior debt will not include the notes or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

     We may not make any payment on account of principal, premium or interest, including liquidated damages, if any, on the notes, or redemption or repurchase of the notes, if:

     - we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that we may have to make these payments; or

     - any other default occurs and is continuing on any designated senior debt; and

           - the default permits the holders of the designated senior debt to accelerate its maturity, and

           - the trustee has received a notice (a payment blockage notice) of the default from us, the holder of such debt or such other person permitted to give such notice under the indenture.

     If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

     If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of:

     - the date the nonpayment default is cured or waived or ceases to exist, or

     - 179 days after the payment blockage notice is received.

     No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

     - 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

     - all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

     "Designated senior debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

     In addition, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full in cash before you are entitled to receive any payment otherwise due upon any acceleration of the principal on the notes as a result of:

     - an event of default of the notes, or

     - payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

     In the event of insolvency, creditors who are holders of senior debt are likely to recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the notes to you.

     In addition, the notes will be "structurally subordinated" to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

     The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

OPTIONAL REDEMPTION BY CRITICAL PATH

     On or after the third business day after April 1, 2003, we may redeem the notes in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days notice to holders.

     The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

                                                              REDEMPTION
                           PERIOD                               PRICE
                           ------                             ----------
Beginning on the third business day after April 1, 2003 and
  ending on March 31, 2004..................................    102.300%
Beginning on April 1, 2004 and ending on March 31, 2005.....    101.150%

and thereafter is equal to 100% of the principal amount. In each case, we will pay interest to, but excluding the redemption date.

     No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

PAYMENT AND CONVERSION

     We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If holders hold registered notes with a face value greater than $2,000,000, at their request we will make payments of principal or interest to them by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on March 15 or September 15, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date"). If holders hold registered notes with a face value in excess of $2,000,000 and they would like to receive payments by wire transfer, they will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

     Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights".

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

     All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a "change in control" as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of the our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change of control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

     A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

     - any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

     - we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than

              - any such transaction:

                    - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

                    - pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, and

              - any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

     However, a change in control will not be deemed to have occurred if:

     - the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days, or

     - all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in merger or consolidation otherwise constituting a change of control under the first and second bullet points in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on the

       Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock.

     For purposes of these provisions:

     - the conversion price is equal to $1,000 divided by the conversion rate;

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     - a "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     The rules and regulations promulgated under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the underwriters, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, holders ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide holders with protection if we are involved in a highly leveraged or other transaction that may adversely affect them.

     Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could result in an event of default under our senior debt. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. See "-- Subordination".

MERGERS AND SALES OF ASSETS BY CRITICAL PATH

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

     - the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture, and

     - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

EVENTS OF DEFAULT

     The following will be events of default under the indenture:

     - we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

     - we fail to pay any interest, including liquidated damages, on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

     - we fail to provide notice of a change in control, whether or not such notice is prohibited by the subordination provisions of the indenture;

     - we fail to perform any other covenant in the indenture;

     - any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

     - certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver" below.

     Holders will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

     - holders give the trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

     - the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

     - the trustee shall have failed to institute such proceeding within 60 days of the written request.

     However, these limitations do not apply to a suit instituted by holders for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in the note or the right to convert the note in accordance with the indenture.

     We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either:

     - with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, or

     - by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount of, or any premium or interest on, any note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     - change the place or currency of payment on a note;

     - impair the right to institute suit for the enforcement of any payment on any note;

     - modify our obligation to maintain an office or agency in New York City;

     - modify the subordination provisions in a manner that is adverse to the holders of the notes;

     - adversely affect the right to convert the notes;

     - modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

     - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

     - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

     - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

     The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture by written consent. Holders of at least 66 2/3% in aggregate of the principal amount of notes represented at a meeting may also waive compliance by us with certain restrictive provisions of the indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the outstanding notes also may waive by written consent any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

NOTICES

     Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

THE TRUSTEE

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase notes in the initial offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. An estate is a U.S. Holder if its income is subject to U.S. federal income tax, regardless of its source. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning notes or common stock) because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

Taxation of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. We may be required to make additional payments to holders of the notes as liquidated damages if we do not file or cause to be declared effective a registration statement, as described under "Description of Notes -- Registration Rights of the Noteholders." The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder's interest income if the contingency is "remote." We believe that the possibility that we will pay liquidated damages is remote. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages, U.S. Holders would be required to recognize additional interest income.

Sale, Exchange or Redemption of the Notes

     A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent.

Conversion of the Notes

     A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note.

Dividends

     If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital and thereafter as capital gain.

Sale of Common Stock

     A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, while the deductibility of capital losses is subject to limitation.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

     - owns, directly or indirectly, at least 10 percent of our voting stock, or

     - is a "controlled foreign corporation" that is related to us.

     In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership after December 31, 2000, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

     - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

     - the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

     - the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

We do not believe that we are a USRPHC or that we will become one in the future.

Conversion of the Notes

     A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders -- Sale of Common Stock," below.

Dividends

     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

Sale of Common Stock

     Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders:
Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

     The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends paid after December 31, 2000, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

     Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

     Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     The Selling Holder may offer and sell the Notes or the Common Stock issuable upon conversion of the Notes covered by this Prospectus from time to time. The Selling Holder's pledgees, donees, transferees or other successors in interest that receive securities as a gift, partnership distribution or other non-sale related transfer may likewise offer and sell the securities from time to time. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Holders may sell the securities on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The Selling Holders may sell the securities by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. We may amend this Prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also sell our securities short and redeliver the securities covered by this Prospectus to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities offered under this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge the securities registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, the Selling Holders may also sell the securities under Rule 144 rather than pursuant to this Prospectus if the securities so qualify for resale under Rule 144.

     In effecting sales, brokers, dealers or agents engaged by the Selling Holders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the securities covered by this Prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the Selling Holders that the anti-manipulation rules set forth in Regulation M under the Exchange Act may apply to sales of the Shares in the market and to the activities of the Selling Holders and its affiliates. In addition, we will make copies of this Prospectus available to the Selling Holders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the securities covered by this Prospectus. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of the shares of securities covered by this Prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The Selling Holders may or may not sell all or any of the securities covered by this Prospectus.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, our legal counsel.

                                    EXPERTS

     Our consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM
WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON SUCH STATEMENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Where You Can Find More
  Information........................    1
The Company..........................    2
Risk Factors.........................    4
Ratio of Earnings to Fixed Charges...   17
Use of Proceeds......................   18
Selling Holders......................   18
Description of Notes.................   25
Plan of Distribution.................   45
Legal Matters........................   46
Experts..............................   46


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                              CRITICAL PATH, INC.

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                 July 11, 2000


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

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Critical Path, Inc. (the "Company") will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and filing of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee........................................  $ 79,200
Legal fees and expenses.....................................    20,000
Accounting fees and expenses................................     5,000
Miscellaneous expense.......................................     8,000
                                                              --------
          Total.............................................  $122,200
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article V, Section B of our articles of incorporation (Exhibit 3.1 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourself, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 2.1       Asset Purchase Agreement, dated May 26, 1999, between the
           Registrant and Fabrik Communications, Inc. (Incorporated by
           reference to Exhibit 2.1 to the Registrant's Registration on
           Form S-1/A (File No. 333-78197))
 2.2       Agreement and Plan of Reorganization, dated October 20,
           1999, by and among Critical Path, Inc., Initialize
           Acquisition Corp. and ISOCOR. (Incorporated by reference to
           Annex A to the Registrant's Registration Statement on Form
           S-4 (File No. 333-92199))
 2.3       Agreement and Plan of Reorganization, dated June 22, 1999, among Critical Path, Inc., Amplitude Software Corp. and
           Apollo Acquisition Corp. (Incorporated by reference to
           Exhibit 2.1 to the Registrant's Current Report on Form 8-K
           (File No. 000-25331))
 2.4       Agreement and Plan of Reorganization, dated July 15, 1999, among Critical Path, Inc., dotOne Corporation and dotOne
           Acquisition Corp. (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File No.
           000-25331))
 2.5       Agreement and Plan of Reorganization, dated January 28,
           2000, by and among Critical Path, Inc., D.V. Acquisition
           Corp. and RemarQ Communities, Inc. (Incorporated by
           reference to Exhibit 2.5 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.6       Agreement and Plan of Reorganization, dated November 3,
           1999, by and among Critical Path, Inc., Compass Holding
           Corp., Compass Acquisition Corp., 3034996 Nova Scotia
           Company, 3034997 Nova Scotia Company and The docSpace
           Company. (Incorporated by reference to Exhibit 2.6 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 2.7       Agreement and Plan of Reorganization, dated November 2,
           1999, by and among Critical Path, Inc., Wellfleet
           Acquisition Corp. and FaxNet Corporation. (Incorporated by
           reference to Exhibit 2.7 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.8       Agreement and Plan of Reorganization, dated October 8, 1999, by and among Critical Path, Inc., Xeti Acquisition Corp. and
           Xeti, Inc. (Incorporated by reference to Exhibit 2.8 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 3.1       Amended and Restated Articles of Incorporation.
           (Incorporated by reference to Exhibit 3(i)(b) to the
           Registrant's Registration on Form S-1 (File No. 333-71499))
 3.2       Amended and Restated Bylaws. (Incorporated by reference to
           Exhibit 3(ii)(b) to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
 4.1       Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
 4.2       Warrant to Purchase Preferred Stock dated September 11, 1998 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.2 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.3       Warrant to Purchase Preferred Stock dated January 13, 1999 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.3 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.4       Warrant to Purchase Common Stock dated January 29, 1999
           issued by the Registrant to America Online, Inc.
           (Incorporated by reference to Exhibit 4.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
10.1       Form of Indemnification Agreement between the Registrant and each of its directors and officers. (Incorporated by
           reference to Exhibit 10.1 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.2       Employee Stock Purchase Plan. (Incorporated by reference to
           Exhibit 10.2 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.3       1998 Stock Plan and forms of stock option agreements
           thereunder. (Incorporated by reference to Exhibit 10.3 to
           the Registrant's Registration Statement on Form S-1 (File
           No. 333-71499))
10.4       Series B Preferred Stock Purchase Agreement dated September
           11, 1998. (Incorporated by reference to Exhibit 10.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.5       Amendment to Series B Preferred Stock Purchase Agreement
           dated January 13, 1999. (Incorporated by reference to
           Exhibit 10.5 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.6       Amended and Restated Investors' Rights Agreement dated
           September 11, 1998. (Incorporated by reference to Exhibit
           10.6 to the Registrant's Registration Statement on Form S-1
           (File No. 333-71499))
10.7       Amendment to the Amended and Restated Investors' Rights
           Agreement dated January 13, 1999. (Incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
10.8       Master Equipment Lease Agreement dated April 28, 1998, and
           Lease Line Schedule thereto, by and between the Registrant and Lighthouse Capital Partners II, L.P. (Incorporated by
           reference to Exhibit 10.8 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.9       Master Lease Agreement dated May 1, 1998, and addendum
           thereto, by and between the Registrant and Comdisco, Inc.
           (Incorporated by reference to Exhibit 10.9 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.10      Standard Industrial/Multitenant Lease-Gross dated June 20,
           1997 by and between the Registrant and 501 Folsom Street
           Building. (Incorporated by reference to Exhibit 10.10 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.11      Letter Agreement dated October 1, 1998 by and between the
           Registrant and Douglas Hickey. (Incorporated by reference to
           Exhibit 10.11 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.12      Promissory Note and Security Agreement dated November 2,
           1998 by and between the Registrant and Douglas Hickey.
           (Incorporated by reference to Exhibit 10.12 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.13      Warrant Agreement dated April 28, 1998 by and between the
           Registrant and Lighthouse Capital Partners II, L.P.
           (Incorporated by reference to Exhibit 10.13 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.14      Warrant Agreement dated May 1, 1998 by and between the
           Registrant and Comdisco, Inc. (Incorporated by reference to
           Exhibit 10.14 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.15      Master Services Agreement dated December 10, 1998 by and
           between the Registrant and US West Communications Services,
           Inc. (Incorporated by reference to Exhibit 10.15 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.16      Email Services Agreement dated May 27, 1998 by and between the Registrant and Network Solutions, Inc. (Incorporated by
           reference to Exhibit 10.16 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.17      Email Services Agreement dated July 6, 1998 by and between the Registrant and Starmedia Network, Inc. (Incorporated by
           reference to Exhibit 10.17 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.18      Amendment to email Services Agreement September 30, 1998 by and between the Registrant and E*TRADE Group, Inc.
           (Incorporated by reference to Exhibit 10.18 to the
           Registration Statement on Form S-1 (File No. 333-71499))
10.19      Email Services Agreement dated September 14, 1998 by and
           between the Registrant and Sprint Communications Company
           L.P. (Incorporated by reference to Exhibit 10.19 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.20      Email Services Agreement dated March 19, 1998 by and between the Registrant and NTX, Inc. dba TABNet, Inc. (Incorporated
           by reference to Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1 (File No. 333-71499))
10.21      QuickStart Loan and Security Agreement dated May 12, 1998 by and between the Registrant and Silicon Valley Bank.
           (Incorporated by reference to Exhibit 10.21 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.22      Email Services Agreement dated January 29, 1999 by and
           between the Registrant and ICQ, Inc. (Incorporated by
           reference to Exhibit 10.22 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.23      Sublease dated February 8, 1999 by and between Times Direct
           Marketing, Inc. and the Registrant (Incorporated by
           reference to Exhibit 10.23 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.24      Promissory Note and Security Agreement dated January 26,
           1999 by and between the Registrant and Bill Rinehart.
           (Incorporated by reference to Exhibit 10.24 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.25      Office lease dated December 1999 by and between Ecker-Folsom
           Properties, LLC and the Registrant (Incorporated by
           reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
10.26      Office lease dated December 1999 by and between Ecker-Folsom
           Properties, LLC and the Registrant (Incorporated by
           reference to Exhibit 10.26 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
10.27      Secured Promissory Note and Security Agreement dated January
           18, 2000, by and between Critical Path, Inc. and Mark Rubash
           (Incorporated by reference to Exhibit 10.28 to the
           Registrant's Quarterly Report on Form 10-Q (File No.
           000-25331))
12.1       Schedule of Ratio of Earnings to Fixed Charges
21.1       List of Subsidiaries (Incorporated by reference to Exhibit
           21.1 to the Registrant's Annual Report on Form 10-K (File
           No. 000-25331))
23.1       Consent of Independent Accountants.
23.2       Consent of Counsel (included in Exhibit 5.1).
24.1       Power of Attorney (included on page II-4).

ITEM 17. UNDERTAKINGS.

A. UNDERTAKING PURSUANT TO RULE 415.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 11th day of July, 2000.


                                          CRITICAL PATH, INC.

                                          By:     /s/ DOUGLAS T. HICKEY
                                            ------------------------------------
                                                     Douglas T. Hickey
                                            Chief Executive Officer and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Douglas
T. Hickey and David A. Thatcher and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 11th day of July, 2000 in the capacities indicated.



                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
                /s/ DOUGLAS T. HICKEY                    Chief Executive Officer and    July 11, 2000
-----------------------------------------------------   Director (Principal Executive
                  Douglas T. Hickey                               Officer)

                          *                            Executive Vice President, Chief  July 11, 2000
-----------------------------------------------------   Financial Officer (Principal
                   Mark J. Rubash                         Financial and Accounting
                                                                  Officer)

                          *                                 Chairman of the Board       July 11, 2000
-----------------------------------------------------
                   David C. Hayden

                                                                  Director              July 11, 2000
-----------------------------------------------------
                Christos M. Cotsakos

                          *                                       Director              July 11, 2000
-----------------------------------------------------
                   Lisa A. Gansky

                          *                                       Director              July 11, 2000
-----------------------------------------------------
                   Kevin R. Harvey

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
                          *                                       Director              July 11, 2000
-----------------------------------------------------
                   James A. Smith

                          *                                       Director              July 11, 2000
-----------------------------------------------------
                   George Zachary

             *By: /s/ DOUGLAS T. HICKEY
-----------------------------------------------------
                  Douglas T. Hickey
                  Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 2.1       Asset Purchase Agreement, dated May 26, 1999, between the
           Registrant and Fabrik Communications, Inc. (Incorporated by
           reference to Exhibit 2.1 to the Registrant's Registration on
           Form S-1/A (File No. 333-78197))
 2.2       Agreement and Plan of Reorganization, dated October 20,
           1999, by and among Critical Path, Inc., Initialize
           Acquisition Corp. and ISOCOR. (Incorporated by reference to
           Annex A to the Registrant's Registration Statement on Form
           S-4 (File No. 333-92199))
 2.3       Agreement and Plan of Reorganization, dated June 22, 1999, among Critical Path, Inc., Amplitude Software Corp. and
           Apollo Acquisition Corp. (Incorporated by reference to
           Exhibit 2.1 to the Registrant's Current Report on Form 8-K
           (File No. 000-25331))
 2.4       Agreement and Plan of Reorganization, dated July 15, 1999, among Critical Path, Inc., dotOne Corporation and dotOne
           Acquisition Corp. (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File No.
           000-25331))
 2.5       Agreement and Plan of Reorganization, dated January 28,
           2000, by and among Critical Path, Inc., D.V. Acquisition
           Corp. and RemarQ Communities, Inc. (Incorporated by
           reference to Exhibit 2.5 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.6       Agreement and Plan of Reorganization, dated November 3,
           1999, by and among Critical Path, Inc., Compass Holding
           Corp., Compass Acquisition Corp., 3034996 Nova Scotia
           Company, 3034997 Nova Scotia Company and The docSpace
           Company. (Incorporated by reference to Exhibit 2.6 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 2.7       Agreement and Plan of Reorganization, dated November 2,
           1999, by and among Critical Path, Inc., Wellfleet
           Acquisition Corp. and FaxNet Corporation. (Incorporated by
           reference to Exhibit 2.7 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
 2.8       Agreement and Plan of Reorganization, dated October 8, 1999, by and among Critical Path, Inc., Xeti Acquisition Corp. and
           Xeti, Inc. (Incorporated by reference to Exhibit 2.8 to the
           Registrant's Annual Report on Form 10-K (File No.
           000-25331))
 3.1       Amended and Restated Articles of Incorporation.
           (Incorporated by reference to Exhibit 3(i)(b) to the
           Registrant's Registration on Form S-1 (File No. 333-71499))
 3.2       Amended and Restated Bylaws. (Incorporated by reference to
           Exhibit 3(ii)(b) to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
 4.1       Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
 4.2       Warrant to Purchase Preferred Stock dated September 11, 1998 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.2 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.3       Warrant to Purchase Preferred Stock dated January 13, 1999 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.3 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.4       Warrant to Purchase Common Stock dated January 29, 1999
           issued by the Registrant to America Online, Inc.
           (Incorporated by reference to Exhibit 4.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.1       Form of Indemnification Agreement between the Registrant and each of its directors and officers. (Incorporated by
           reference to Exhibit 10.1 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.2       Employee Stock Purchase Plan. (Incorporated by reference to
           Exhibit 10.2 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.3       1998 Stock Plan and forms of stock option agreements
           thereunder. (Incorporated by reference to Exhibit 10.3 to
           the Registrant's Registration Statement on Form S-1 (File
           No. 333-71499))
10.4       Series B Preferred Stock Purchase Agreement dated September
           11, 1998. (Incorporated by reference to Exhibit 10.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.5       Amendment to Series B Preferred Stock Purchase Agreement
           dated January 13, 1999. (Incorporated by reference to
           Exhibit 10.5 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.6       Amended and Restated Investors' Rights Agreement dated
           September 11, 1998. (Incorporated by reference to Exhibit
           10.6 to the Registrant's Registration Statement on Form S-1
           (File No. 333-71499))
10.7       Amendment to the Amended and Restated Investors' Rights
           Agreement dated January 13, 1999. (Incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
10.8       Master Equipment Lease Agreement dated April 28, 1998, and
           Lease Line Schedule thereto, by and between the Registrant and Lighthouse Capital Partners II, L.P. (Incorporated by
           reference to Exhibit 10.8 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.9       Master Lease Agreement dated May 1, 1998, and addendum
           thereto, by and between the Registrant and Comdisco, Inc.
           (Incorporated by reference to Exhibit 10.9 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.10      Standard Industrial/Multitenant Lease-Gross dated June 20,
           1997 by and between the Registrant and 501 Folsom Street
           Building. (Incorporated by reference to Exhibit 10.10 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.11      Letter Agreement dated October 1, 1998 by and between the
           Registrant and Douglas Hickey. (Incorporated by reference to
           Exhibit 10.11 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.12      Promissory Note and Security Agreement dated November 2,
           1998 by and between the Registrant and Douglas Hickey.
           (Incorporated by reference to Exhibit 10.12 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.13      Warrant Agreement dated April 28, 1998 by and between the
           Registrant and Lighthouse Capital Partners II, L.P.
           (Incorporated by reference to Exhibit 10.13 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.14      Warrant Agreement dated May 1, 1998 by and between the
           Registrant and Comdisco, Inc. (Incorporated by reference to
           Exhibit 10.14 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.15      Master Services Agreement dated December 10, 1998 by and
           between the Registrant and US West Communications Services,
           Inc. (Incorporated by reference to Exhibit 10.15 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.16      Email Services Agreement dated May 27, 1998 by and between the Registrant and Network Solutions, Inc. (Incorporated by
           reference to Exhibit 10.16 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.17      Email Services Agreement dated July 6, 1998 by and between the Registrant and Starmedia Network, Inc. (Incorporated by
           reference to Exhibit 10.17 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.18      Amendment to email Services Agreement September 30, 1998 by and between the Registrant and E*TRADE Group, Inc.
           (Incorporated by reference to Exhibit 10.18 to the
           Registration Statement on Form S-1 (File No. 333-71499))
10.19      Email Services Agreement dated September 14, 1998 by and
           between the Registrant and Sprint Communications Company
           L.P. (Incorporated by reference to Exhibit 10.19 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.20      Email Services Agreement dated March 19, 1998 by and between the Registrant and NTX, Inc. dba TABNet, Inc. (Incorporated
           by reference to Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1 (File No. 333-71499))
10.21      QuickStart Loan and Security Agreement dated May 12, 1998 by and between the Registrant and Silicon Valley Bank.
           (Incorporated by reference to Exhibit 10.21 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.22      Email Services Agreement dated January 29, 1999 by and
           between the Registrant and ICQ, Inc. (Incorporated by
           reference to Exhibit 10.22 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.23      Sublease dated February 8, 1999 by and between Times Direct
           Marketing, Inc. and the Registrant (Incorporated by
           reference to Exhibit 10.23 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.24      Promissory Note and Security Agreement dated January 26,
           1999 by and between the Registrant and Bill Rinehart.
           (Incorporated by reference to Exhibit 10.24 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.25      Office lease dated December 1999 by and between Ecker-Folsom
           Properties, LLC and the Registrant (Incorporated by
           reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K (File No. 000-25331))
10.26      Office lease dated December 1999 by and between
           Ecker-FolsomProperties, LLC and the Registrant (Incorporated
           by reference to Exhibit 10.26 to the Registrant's Annual
           Report on Form 10-K (File No. 000-25331))
12.1       Schedule of Ratio of Earnings to Fixed Charges
21.1       List of Subsidiaries (Incorporated by reference to Exhibit
           21.1 to the Registrant's Annual Report on Form 10-K (File
           No. 000-25331))
23.1       Consent of Independent Accountants.
23.2       Consent of Counsel (included in Exhibit 5.1).
24.1       Power of Attorney (included on page II-4).
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